EXHIBIT 10.6

Sirrus, Corp.

1340 Lakefield Drive, Suite 200 Johns Creek GA 30097

December 12, 2017

Sparrow Marcioni

1340 Lakefield Drive,

Suite 200

Johns Creek GA 30097

Re:	Management Services Agreement

Dear Ms. Marcioni:

This Management Services Agreement (this “Agreement”) sets forth the terms and conditions whereby Sparrow Marcioni (referred to herein as “You” or “Executive”) agrees to provide certain management services (as described on Schedule A attached hereto) to Sirrus Corp., a Nevada corporation with offices located at 1340 Lakefield Drive, Suite 200 Johns Creek GA 30097 (the “Company”).

1.	SERVICES

1.1	The Company hereby engages you, and you hereby accept such engagement, as the Company’s Chief Executive Officer of the Company on the terms and conditions set forth in this Agreement.

1.2	You shall provide to the Company the management services set forth on Schedule A attached hereto (the “Services”).

1.3	To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.	TERM

The term of this Agreement is set forth on Schedule A, unless earlier terminated in accordance with Section 7 (the “Term”). Any extension of the Term will be subject to mutual written agreement between the parties.

3.	COMPENSATION (FEES AND EXPENSES)

3.1	As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you a fixed fee set forth on Schedule A (the “Fees”), payable as set forth on Schedule A.

3.2	The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

3.3	The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses (“Expenses”) incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that have been approved in writing in advance by the Company. The Company, as soon as practicable, shall provide the Executive with an American Express or other business card to pay for said Expenses where a credit card payment would be feasible and applicable.

3.4	The Company shall pay all undisputed Fees & Expense within five (5) business days after the Company’s receipt of an invoice submitted by you in accordance with the payment schedule set forth in Schedule A.

3.5	The Company shall make you eligible to participate in the Company’s equity incentive plan or any successor plan (the “Equity Incentive Plan”), when an Equity Incentive Plan has been implemented by the Board and subject to the terms and conditions of the Equity Incentive Plan or such successor plan, or any restricted stock grant arrangement specifically created for you (“RSG”), as determined by the Board. Any equity securities of the Company (“Company Securities”) granted to you shall be formalized through an executed grant agreement between you and the Company (“Grant Agreement”). All of the terms and conditions of any Company Securities issued to you shall be governed by the terms and conditions of the Equity Incentive Plan and/or the Grant Agreement.

3.6	During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices and programs implemented and approved by the board of directors and subsequently maintained by the Company, including any defined contribution plan (i.e. 401K Sep IRA or other pension plan), any insurance program and any medical and other health benefit plan, in each case, sponsored by the Company and as in effect from time to time (collectively, “Employee Benefit Plans”) to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.

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4.	CONFIDENTIALITY

4.1	You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this Section 4. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.

4.2	Confidential Information shall not include information that:

(a)	is or becomes generally available to the public other than through your breach of this Agreement; or

(b)	is communicated to you by a third party that had no confidentiality obligations with respect to such information.

4.3	Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company within 24 hours of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1	You represent, warrant and covenant to the Company that:

(a)	you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;

(b)	your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;

(c)	you have the required skill, experience and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with best industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;

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(d)	the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;

(e)	all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

5.2	The Company hereby represents and warrants to you that:

(a)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.

6.	INDEMNIFICATION

6.1	Both parties shall defend, indemnify and hold harmless each other and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)	The breach of any representation, warranty or obligation under this Agreement.

7.	TERMINATION

7.1	The Company may terminate this Agreement without cause upon 90 days’ written notice to you. In the event of termination pursuant to this Section 7.1, the Company shall pay you on a pro-rata basis any Fees then due and payable for any Services completed up to and including the date of such termination.

7.2	The Company may terminate this Agreement, effective immediately upon written notice to you, at any time during the Term of this Agreement, in the event that you breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, you do not cure such breach within thirty (30) days after receipt of written notice of such breach.

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7.3	Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company’s written request, you shall within five (5) days after such expiration or termination:

(a)	deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this Section 7.3.

7.4	The terms and conditions of this Section 7 and Section 4, Section 5, Section 6, Section 7.3, Section 9, Section 10 and Section 11 shall survive the expiration or termination of this Agreement.

8.	OTHER BUSINESS ACTIVITIES

You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent to be given or withheld in its sole discretion.

9.	NON-SOLICITATION

You agree that during the Term of this Agreement and for a period of 24 months following the termination or expiration of this Agreement, you shall not make any solicitation to employ or employ the Company’s personnel without written consent of the Company to be given or withheld in the Company’s sole discretion.

10.	ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent to be given or withheld in the Company’s sole discretion. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.

Sirrus, Corp. – Management Services Agreement	Page 5

11.	MISCELLANEOUS

11.1	After termination, you shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

11.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

11.3	This Agreement, together with any other documents incorporated herein by reference and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11.4	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

11.5	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the State of Nevada, in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

11.6	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

11.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

Sirrus, Corp. – Management Services Agreement	Page 6

If this Management Services Agreement accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned.

Very truly yours, Sirrus, Corp.

By:	/s/ Sparrow Marcioni
Name:	Sparrow Marcioni
Title:	Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature:	/s/ Sparrow Marcioni

Name:	Sparrow Marcioni

Date:	December 12, 2017

Fed. Tax Id/SSN:

Sirrus, Corp. – Management Services Agreement	Page 7

SCHEDULE A

Title:	Chief Executive Officer, President, Secretary and Treasurer
Services/Job Description	Perform principal executive functions & operational duties as CEO for the Company.
Term:	One Year from the date above written and automatically renewable for one year terms unless mutually agreed to in writing
Fees:

1. $180,000/year or $15,000/month, commencing December 1, 2017, paid bi-monthly (“Annual Fees”) plus Commission*

Annual Fees subject to annual review and mutually agreed upon increase.

2. The Executive shall have the right to convert any unpaid fees into common or preferred stock of the Company.

3. The Company agrees to determine a RSG for the Executive as per a vesting schedule to be completed through a Grant Agreement within 90 days of this Agreement or as soon as practicable thereafter.

*Commission %:

1. The Company agrees to determine a commission structure for the Executive as per a commission schedule to be completed within 90 days of this Agreement or as soon as practicable thereafter.

2. Commissions shall be calculated on a quarterly basis and payable within 30 days after end of quarter

Health Insurance expenses:

The Company shall continue to either pay directly or reimburse Executive for agreed upon individual health insurance plan or enter into a Group health insurance plan where Executive is eligible and participating.

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